UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   GREIMANN, GARTH H.
   One Boston Place
   Suite 3300
   Boston, MASS  02108-4401
   USA
2. Issuer Name and Ticker or Trading Symbol
   THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.
   PRGX
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   November 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
COMMON STOCK, NO PAR VALUE |11/2/9|S   | |50,074            |D  |29.7434    |730,931            |I     |(1)                        |
PER SHARE                  |8     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK, NO PAR VALUE |11/3/9|S   | |166,278           |D  |29.8574    |7,661              |D     |                           |
PER SHARE                  |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK, NO PAR VALUE |11/4/9|S   | |29,455            |D  |30.5480    |                   |      |                           |
PER SHARE                  |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK, NO PAR VALUE |11/5/9|S   | |28,505            |D  |30.8878    |                   |      |                           |
PER SHARE                  |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK, NO PAR VALUE |11/6/9|S   | |26,129            |D  |30.9304    |                   |      |                           |
PER SHARE                  |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK, NO PAR VALUE |11/9/9|S   | |71,262            |D  |30.9440    |                   |      |                           |
PER SHARE                  |8     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK, NO PAR VALUE |11/11/|S   | |19,004            |D  |30.9190    |                   |      |                           |
PER SHARE                  |98    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK, NO PAR VALUE |11/12/|S   | |19,004            |D  |30.9190    |                   |      |                           |
PER SHARE                  |98    |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) The Reporting Person is a Managing Member of Third Berkshire Managers, LLC, the General Partner of Third Berkshire Associates, L.P., which is the General Partner of Berkshire Fund III (the "Fund"). The Reporting Person may be deemed to be the beneficial owner of the shares held by the Fund. The Reporting Person disclaims such beneficial ownership except to the extent of his pecuniary interest in the shares held by the Fund.
SIGNATURE OF REPORTING PERSON
GARTH H. GREIMANN
DATE
December 7, 1998